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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
THE SPORTS AUTHORITY, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

EXPLANATORY NOTE

        Sports Authority previously filed a definitive proxy statement, dated March 31, 2006, or the proxy statement, with respect to the special meeting of stockholders to be held on May 2, 2006. The following supplements the disclosure included in the proxy statement.

SUPPLEMENTAL DISCLOSURE

(1)
The section of the proxy statement entitled "Special Factors—Opinion of Sports Authority's Financial Advisor" is hereby supplemented as follows:

(A)
In the paragraph entitled "Comparable Companies Analysis", the following sentence is hereby inserted immediately following the first sentence of such paragraph:

    "Merrill Lynch determined that the companies most comparable to Sports Authority were U.S. sporting goods retailing companies."

  (B)
  The following is hereby inserted immediately prior to the first complete paragraph on page 19:

Company	2006 P/E	2006 PEG	EV/2005 EBITDA
Hibbett Sporting Goods, Inc.	24.6x	1.25x	16.4x
Gander Mountain Company	24.2x	1.08x	20.3x
Dick's Sporting Goods, Inc.	19.2x	1.02x	11.4x
Cabela's Incorporated	13.6x	0.88x	9.2x
Big 5 Sporting Goods Corp.	12.8x	0.91x	8.6x
Sport Chalet, Inc.	NM	NA	NA
  (C)
  The following sentence is hereby inserted after the first complete paragraph on page 19:

    "Although they were used as references, Merrill Lynch did not apply a PEG or enterprise value to estimated EBITDA multiple to derive the value of Sports Authority in the course of its analysis. Merrill Lynch determined that a P/E ratio was the most relevant multiple for its comparable companies valuation."

  (D)
  The following sentence is hereby inserted after the first complete paragraph under the section entitled "Discounted Cash Flow Analysis":

    "Merrill Lynch used a capital asset pricing model to calculate the weighted cost of capital using standard industry pricing models."

  (E)
  The following sentences are hereby inserted after the third sentence under the section entitled "Comparable Transactions Analysis":

    "In conducting its comparable transactions analysis, Merrill Lynch selected primarily financial sponsor-led transactions of at least $100 million that involved U.S. targets in the retail sector for which multiples were disclosed or could be determined. From these transactions, Merrill Lynch excluded retail sub-sectors that it deemed inappropriate bases for comparison."

  (F)
  The sixth sentence under the section entitled "Comparable Transactions Analysis" and the immediately following chart is hereby replaced with the following:

    "In performing its comparable transactions analysis, Merrill Lynch relied primarily on observed EBITDA multiples for the comparable transactions. Merrill Lynch determined that observed EBITDA multiples were more relevant than sales multiples for purposes of its analysis. The observed EBITDA multiples used in Merrill Lynch's comparable transactions analysis are set forth below:

Date	Target Name	Acquiror Name	Transaction Value/Sales	Transaction Value/EBITDA
January 2006	Burlington Coat Factory Warehouse Corp.	Bain Capital LLC	0.59x	7.2x
December 2005	Tommy Hilfiger Corp.	Apax Partners Worldwide, LLP	0.87x	7.9x
November 2005	The J. Jill Group Inc.	Liz Claiborne Inc	0.74x	13.2x
November 2005	Linens 'n Things, Inc.	Apollo Management LP/NRDC Real Estate Advisors I, LLC	0.56x	6.8x
November 2005	Goody's Family Clothing, Inc.	GMM Capital LLC/Prentice Capital Management LP	0.26x	6.6x
September 2005	Party City Corporation	AAH Holdings Corporation	0.64x	11.5x
June 2005	Rafaella Sportswear Inc.	Cerberus Capital Management L.P.	0.91x	NA
May 2005	The Neiman Marcus Group	Texas Pacific Group/Warburg Pincus LLC	1.40x	10.3x
April 2005	ShopKo Stores, Inc.	Sun Capital Partners, Inc.	0.37x	6.3x
April 2005	Brookstone Inc.	OSIM International/JW Childs Associates, LP	0.83x	8.2x
March 2005	Toys "R" Us	Bain Capital LLC/Kohlberg Kravis & Roberts Co./Vornado Realty Trust	0.72x	11.2x
December 2004	Eye Care Centers of America	Moulin International Holdings Limited/Golden Gate Capital	1.16x	8.3x
November 2004	Dollarama Business of S. Rossy Inc. and Dollar A.M.A. Inc.	Bain Capital LLC	1.75x	9.5x
July 2004	Mervyn's LLC	Sun Capital Partners Inc./Cerberus Capital Management L.P.	0.47x	5.9x
July 2004	Duane Reade Inc.	Rex Corner Holdings LLC/Oak Hill Capital Partners L.P.	0.49x	9.7x
June 2004	Galyan's Trading Co.	Dick's Sporting Goods Inc.	0.51x	10.7x
April 2004	Loehmann's Holdings Inc.	Crescent Capital Investments Inc.	0.46x	6.9x
October 2003	General Nutrition Companies, Inc.	Apollo Management L.P.	0.55x	5.8x
February 2003	The Sports Authority, Inc.	Gart Sports Company	0.23x	5.2x
December 2002	Vitamin Shoppe Industries Inc.	Bear Stearns Merchant Banking	1.22x	7.1x
July 2001	The William Carter Co.	Berkshire Partners LLC	0.85x	7.3x
February 2001	Oshman's Sporting Goods, Inc.	Gart Sports Company	0.31x	6.3x
May 2000	Petco Animal Supplies, Inc.	Leonard Green & Partners, L.P./Texas Pacific Group	0.57x	6.3x
  (G)
  The following sentence is hereby inserted after the third sentence under the heading "Miscellaneous":

    "Based on information available as of the date hereof, Merrill Lynch would receive a fee of approximately $7.1 million, all of which is contingent upon completion of the transaction, plus reimbursement of its expenses."

  (H)
  The following sentence is hereby inserted at the end of the first paragraph under the section entitled "Miscellaneous":

    "During the past two years, Merrill Lynch has not been retained by Leonard Green or any of its private equity funds and has not received any fees for services rendered during such period. In the past two years, only in one instance has Merrill Lynch been retained by a portfolio company of Leonard Green where Leonard Green has controlled the selection of the investment banking firm; Merrill Lynch acted as a co-lead manager in the February, 2005 initial public offering of a Leonard Green portfolio company, FTD Group, Inc., and received approximately $2.4 million in fees for services rendered in connection with that representation."

(2)
The section of the proxy statement entitled "Special Factors—Background of the Merger" is hereby supplemented as follows:

(A)
The following sentence is hereby inserted after the first sentence of the fourth paragraph:

    "In its letter, Leonard Green stated that the Company's management team was important to the Company's future success and that Leonard Green intended to offer certain members of the Company's management team the opportunity to participate in the ownership of the Company following the closing of the transaction. The letter also stated that its proposal was conditioned, among other things, on reaching an agreement with the Company's ongoing management with respect to their investments and equity position in the Company and their continuing roles as managers of the Company."

  (B)
  The final paragraph of such section is hereby deleted and replaced with the following:

          "Over the following weeks, confidentiality agreements were entered into with certain interested parties and certain information regarding Sports Authority was provided to them. During the solicitation period, Merrill Lynch contacted a total of 34 parties. In addition to the 34 parties contacted by Merrill Lynch, three parties initiated contact with Merrill Lynch. Of the three parties to initiate contact with Merrill Lynch, one was a strategic buyer and two were financial buyers. Of the 34 parties contacted by Merrill Lynch, eight were strategic buyers and 26 were financial buyers. A total of six parties requested draft confidentiality agreements for the purpose of receiving access to confidential due diligence materials, and of those six, three executed confidentiality agreements with Sports Authority. Of the six parties that requested confidentiality agreements, one party was a strategic buyer and five parties were financial buyers. All three of the parties that executed confidentiality agreements were financial buyers. Each of these three parties received preliminary due diligence materials promptly after execution of confidentiality agreements.

          Negotiations with the parties that entered into confidentiality agreements during the solicitation period included negotiation regarding the terms of confidentiality agreements and provision of due diligence materials. Two of the three parties that entered into confidentiality agreements subsequently informed Merrill Lynch that they were not interested in pursuing a transaction with Sports Authority. The remaining party, prior to the end of the solicitation period, indicated a preliminary interest in obtaining due diligence information for the purposes of determining whether it could make a offer to acquire all of Sports Authority's outstanding shares for a price in excess of $37.25 per share. On February 10, 2006, the Special Committee designated this party an Excluded Party under the merger agreement, meaning that Sports Authority could continue discussions and negotiations with this party following the end of the solicitation period. However, this party subsequently informed Merrill Lynch that, based on the due diligence information it had received, it would not make an offer and terminated discussions. The solicitation period ended at 12:01 AM on Sunday, February 12, 2006."

(3)
The section of the proxy statement entitled "Special Factors—Interest of Officers and Directors in the Merger" is hereby supplemented as follows:

(A)
The following sentence is hereby inserted at the end of the paragraph entitled "Special Committee Fees":

    "From its formation on October 26, 2005 through October 31, 2005, the Special Committee met twice telephonically. From November 1, 2005 through the date hereof, the Special Committee met three times in person and six times telephonically."

  (B)
  The following sentence is hereby inserted at the end of the paragraph entitled "Positions with the Surviving Company":

    "It is not currently expected that members of the Company's management will receive significant increases in compensation or other remunerations following the completion of the transaction."

(4)
The section entitled "Special Factors—Litigation" is hereby supplemented by adding the following the end of such section:

  "On April 3, 2006, one of the plaintiffs filed motions for a preliminary injunction and expedited proceedings. The Delaware Court granted plaintiff's motion for expedited proceedings and ordered expedited discovery on April 5. The Court ordered consolidation of all four actions on April 12. Following expedited discovery, discussions and negotiations, the parties reached an agreement in principle to settle the lawsuits. The proposed settlement is subject to court approval following notice to the class and a hearing."

Forward-Looking Statements

        This document includes statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transactions, expected cost savings and anticipated future financial operating performance and results, including estimates of growth. These statements are based on the current expectations of management of Sports Authority. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, among other things, (1) Sports Authority may be unable to obtain shareholder approval required for the transaction; (2) conditions to the closing of the transaction may not be satisfied; (3) the transaction may involve unexpected costs or unexpected liabilities; (4) the businesses of Sports Authority may suffer as a result of uncertainty surrounding the transaction; and (5) Sports Authority may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of Sports Authority are set forth in its filings with the Securities and Exchange Commission ("SEC"), which are available at http://www.sportsauthority.com. Unless required by law, Sports Authority undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

        In connection with the proposed transaction, a definitive proxy statement of Sports Authority and certain other materials have been, and certain other materials may be, filed with U.S. Securities and Exchange Commission. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY BECAUSE THEY DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT SPORTS AUTHORITY AND THE PROPOSED TRANSACTION. Investors can to obtain a free copy of the definitive proxy statement as well as other filed documents containing information about Sports Authority at http://www.sec.gov, the SEC's free internet site. Free copies of Sports Authority's SEC filings are also available on Sports Authority's internet site at http://www.sportsauthority.com.

Participants in the Solicitation

        Sports Authority and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Sports Authority's stockholders with respect to the proposed transaction. Information regarding the officers and directors of Sports Authority is included in the definitive proxy statement relating to the special meeting of stockholders to be held on May 2, 2006, filed with the SEC on March 31, 2006, as well as in its proxy statement for its 2005 annual meeting, filed with the SEC on April 27, 2005.

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EXPLANATORY NOTE
SUPPLEMENTAL DISCLOSURE